                                                                  Exhibit 3b(i)

CONSENT OF SOLE STOCKHOLDER
OF BELL ATLANTIC - MARYLAND, INC.


The undersigned, which holds all of the outstanding stock of Bell Atlantic - Maryland, Inc. (the "Corporation"), does hereby consent to and adopt the following resolution pursuant to Section 2-505 of the Maryland General Corporation Law:

RESOLVED, that the By-Laws of the Corporation be, and they hereby are, amended and restated in their entirety as set forth on Exhibit A attached hereto and made a part hereof.

IN WITNESS WHEREOF, the undersigned sole stockholder of Bell Atlantic - Maryland, Inc. has executed this consent as of the 15th day of December, 1995.

Bell Atlantic Corporation

By:
Raymond W. Smith
Chairman of the Board and
Chief Executive Officer